EXHIBIT 10.3

April 29, 2025

Mr. Keelan Adamson

Transocean

1414 Enclave Parkway

Houston, Texas 77077

Dear Mr. Adamson:

This employment agreement (the “Agreement”) between you and Transocean Offshore Deepwater Drilling Inc. (“TODDI”) supersedes all prior arrangements with TODDI. All references in this Agreement to “Transocean” or “Company” shall mean Transocean Ltd. and its affiliates.

1.Effectiveness: The Agreement is effective May 1, 2025, subject to your appointment to the role of Chief Executive Officer by the Board of Directors of Transocean Ltd. (the “Board”).

2.Title: You will serve as President and Chief Executive Officer of Transocean Ltd.

3.Reporting: You will report directly to the Board.

4.Remuneration and other Benefits: The compensation and benefits described in this Agreement are subject to the terms and conditions of the underlying policies and/or plan documents and award agreements governing such compensation or benefits. In the event of any discrepancy, the underlying policies, plan documents or award agreements prevail.

a)Base Salary: Your annual gross base salary will be $1,000,000 and paid on the Company’s U.S. Dollar payroll in accordance with normal Transocean payroll policy (the “Base Salary”). Your annual gross base salary will be reviewed each year by the Compensation Committee (the “Committee”) of the Board and communicated to you in writing.

b)Performance Award and Cash Bonus Plan of Transocean Ltd.: In addition to your Base Salary, you continue to be eligible to participate in the Performance Award and Cash Bonus Plan or any successor plan (the “AIP”) in accordance with its applicable terms and to the extent determined by the Committee in its sole discretion.

c)	Amended and Restated Transocean Ltd. 2015 Long-Term Incentive Plan (LTIP): You continue to be eligible to participate in the LTIP in accordance with its applicable terms and to the extent determined by the Committee, in its sole discretion.

5.	Compensation Condition: Any compensation (including benefits) to be paid under this Agreement shall, to the extent required by applicable Swiss laws and the Company’s articles of association, be subject to shareholder approval at the general meeting of shareholders of the Company.

6.	Clawback: You agree that any compensation paid for your service with the Company under this Agreement shall be subject to forfeiture or reimbursement by you upon first request by the Company if shareholder approval is not obtained at the general meeting of shareholders of the Company to which the respective proposal of the Board regarding the compensation for the Company’s Executive Management Team has been submitted. In addition, you agree that you will be subject to the terms of the Transocean Ltd. Executive Officer Incentive-Based Compensation Recoupment Policy.

7.	Payment of Taxes: You are responsible for payment of any taxes and the preparation and the filing of any tax returns required pursuant to your employment with Transocean. You are required to annually submit certain information to Transocean’s current tax advisors.

8.	Tax Treatment: Transocean makes no representations as to the tax treatment, favorable or otherwise, of compensation or benefits provided to you pursuant to your employment with Transocean. The Company undertakes to use commercially reasonable efforts to structure and deliver the compensation and benefits outlined in this Agreement in such a way as to avoid taxation and penalties under Section 409A of the United States Internal Revenue Code (“Section 409A”). Notwithstanding the foregoing, Transocean shall not be responsible for any adverse tax consequences to which you may be subject, including any taxation or other penalties under Section 409A.

9.	Deductions: Transocean will deduct from any compensation and benefits pursuant to this Agreement the applicable employee contributions to social security schemes and pension fund as well as applicable taxes and withholding, if any, payable by you in accordance with the applicable laws and regulations.

10.	Secondment: TODDI has the right to second you to an affiliate of Transocean Ltd.

11.	Working Time: You are employed on a full-time basis. You shall continue to dedicate full time, attention and energy to the business of Transocean. Any overtime work or additional tasks performed by you are fully compensated by your Base Salary.

12.	Vacation: You are eligible for vacation in accordance with Transocean’s Vacation Standard.
13.	Employment Regulations: In addition to these terms and conditions, you are subject to Transocean’s policies, procedures and practices, as from time-to-time issued and applicable for Transocean’s employees and which may be modified from time to time by Transocean. You confirm receipt of the following documents and understand their content:

●	Amended and Restated Transocean Ltd. 2015 Long-Term Incentive Plan (LTIP)
●	Performance Award and Cash Bonus Plan of Transocean Ltd. (AIP)
●	Transocean Ltd. Executive Stock Ownership Policy
●	Transocean Insider Trading Policy
●	Transocean Ltd. Executive Officer Incentive-Based Compensation Recoupment Policy
●	Employee Patent and Secrecy Agreement
●	Transocean Code of Integrity
●	Vacation Standard
●	Drugs, Alcohol and Dangerous Weapons Standard
●	Workplace Discrimination and Harassment Prevention Standard

14.	Termination: Either party may terminate the employment relationship as per month end by giving 12 months written notice. During a notice period you will continue to receive your Base Salary at the rate in effect as of such date along with an amount equal to the pro-rata portion of your AIP in the year of termination assuming target achievement. The Company shall have the right to release you from your obligation to work (i.e., place you on garden leave) during the notice period.

15.	Severance Pay: In accordance with articles 735c and 735d of the Swiss Code of Obligations (the “Compensation Regulations”), you are not eligible to participate in the Executive Severance Benefit Policy.

16.	Confidentiality: Except in the proper performance of your duties or with the written consent of Transocean, you shall not during employment nor at any time thereafter disclose to any person or use for your own purpose or that of others and shall during employment use your best endeavors to prevent the publication or disclosure of any information of a private, confidential or secret nature concerning the business or affairs of Transocean or of any person having dealings with Transocean and which comes to your knowledge during the course of or in connection with your employment.

17.	Data Protection: You agree that Transocean may forward your data for processing purposes to its affiliated companies in Switzerland, the European Union or any other location.

18.	Severability: If any provision of this Agreement shall be determined or held to be invalid, illegal or unenforceable, including if such invalidity, illegality or unenforceability is due to the Compensation Regulations, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. The parties shall negotiate in good faith, to the extent possible, a provision or provisions that are economically similar to the provision or provisions determined or held to be invalid, illegal or unenforceable, including such invalidity, illegality or unenforceability due to the Compensation Regulations, taking into account the intentions of the parties at the date of this Agreement, it being understood that failure of an agreement on such replacement provisions shall not in any way affect the validity, legality and enforceability of the remaining provisions of this Agreement.

19.	Applicable Law and Jurisdiction: The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of the State of Texas, without reference to principles of conflict of law. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be brought in either the federal District Court for the Southern District of Texas—Houston Division or in a judicial district court of Harris County, Texas.

Please confirm your understanding and acceptance of the above terms and conditions by signing and returning to us a copy of this Agreement.

Sincerely,

Transocean Offshore Deepwater Drilling Inc.

/s/ Janelle DanielApril 29, 2025

__________________________________________________________________________

Janelle DanielDate

Senior Vice President,

Human Capital Management &

Administrative Services

Accepted and Agreed:

/s/ Keelan AdamsonApril 29, 2025

__________________________________________________________________________

Keelan AdamsonDate